Exhibit 23.3

Consent of Independent Auditors

We consent to the incorporation by reference in the following Registration Statements of AOL Time Warner Inc. (“AOL Time Warner”) of our report dated January 28, 2002, except as to the restatement described in Note 1 to the Form 10-K/A (as defined below) as to which the date is January 27, 2003, with respect to the consolidated restatedfinancial statements, schedule and supplementary information of AOL Time Warner for the year ended December 31, 2001, included in AOL Time Warner’s Annual Report on Form 10-K for the year ended December 31, 2001, as amended by Amendment No. 3 on Form 10-K/A (the “Form 10-K/A”), filed with the Securities and Exchange Commission.

1) No. 333-53564	5) No. 333-53576	9) No. 333-65692
2) No. 333-53568	6) No. 333-53578	10) No. 333-84858
3) No. 333-53572	7) No. 333-53580
4) No. 333-53574	8) No. 333-65350

/s/ ERNST & YOUNG, LLP

New York, New York
January 27, 2003